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                                                                   EXHIBIT 10.26


                              [TESSERA LETTERHEAD]


April 26, 1999


Dr. Bruce McWilliams


Dear Bruce:

On behalf of the Board of Directors of Tessera, I would like to offer you employment as President and Chief Executive Officer serving at the pleasure of Tessera's Board of Directors. This is an exempt position at a starting annual salary of $230,000. In addition, there will be a bonus plan for you and your key managers for reaching the Company's key operational and financial goals. Your bonus would allow earning up to 50% of base pay for the achievement of all objectives (bonus plan and goals to be more fully developed working with Tessera's Board of Directors). You will be expected to retain key people, as well as, to recruit and strengthen Tessera's management team in keeping with the wishes of the Board of Directors.

In addition to directing the Company's Operations, your responsibilities will include strategically positioning the Company and leading the Company in the completion of a successful IPO in the next 18 months with a post transaction value of at least five hundred million ($500,000,000). In the near term, you will be responsible for generating an updated business plan and leading a private financing round sufficient to meet the Company's needs through the end of the year 2000. In addition to formulating a comprehensive Five Year Sales Plan, you will be expected to formulate an operating forecast by month for 1999 and to maintain rolling monthly profit and loss forecast for twelve months out. You will be expected to drive the manufacturing and sales processes and to assume a key role as the Company positions its dual strategy of Licensing and Technology Services for an IPO in the 12 to 18 months. As a regular employee, you will be eligible for certain benefits more fully described in the Tessera Employee Handbook, which will be issued to you upon your employment.

If you accept this officer, you agree to begin work on June 8, 1999 or sooner if your other commitments permit. Subject to Board of Directors and shareholder approvals as required, in addition to your salary you will receive stock options under the Company's 1999 Incentive Stock Option Plan to purchase two million two hundred twenty-five thousand (2,250,000) Shares of Tessera Common Stock at a price set by the Board of Directors upon your acceptance (current option price is $3.00 per share). Your stock options will be scheduled to vest as follows:
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[TESSERA LETTERHEAD]                                        Mr. Bruce McWilliams
                                                                  April 26, 1999
                                                                          Page 2


1. One million three hundred fifty thousand (1,350,000) of your shares will be scheduled to vest as follows: 337,500 shares will be scheduled to vest on the first anniversary of your employment, and 28,125 shares scheduled to vest monthly for thirty six months thereafter.

2. Upon successful completion of an IPO referenced herein above, the remaining nine hundred thousand (900,000) additional shares will be layered on the previous vesting schedule for a combined 2,250,000 shares vesting as follows: 562,500 shares shall be scheduled to vest on the first anniversary of your employment, and 46,875 shall be scheduled to vest monthly for thirty six months thereafter.

This offer of employment Option Grant is subject to approval by the Board of Directors. Your employment pursuant to it is contingent upon your providing legally required proof of your identity and authorization to work in the United States and your execution of an Employment Proprietary Information, Invention, and Arbitration Agreement containing provisions protecting Tessera's Confidential Information, Inventions, and other Intellectual Property, including any that you may generate during your employment, along with a notice that your employment is "at will" and thus can be terminated at any time by you or Tessera, with or without cause.

By your acceptance of this offer, you represent that: a) you will bring no confidential information or proprietary intellectual property of any previous employer or other third party with you to your job at Tessera, b) you will not solicit for hire any employees of a former employer, and c) you expressly agree to all the terms of this offer and the terms of the Employment, Proprietary Information, Invention, and Arbitration Agreement. This offer supersedes any previous written or verbal offer and shall remain open and valid until May 10, 1999. Any modification of the terms of this offer or other provisions must be made in writing and signed by Tessera's Chairman of the Board of Directors.

If you accept the above describe offer, please return the signed original copy of this letter to me. We will send you under separate cover the Employee Proprietary Information and Inventions Agreement. Please execute and return to me.

If you have any additional questions please call me at 617.761.1250.

Sincerely,

/s/ ROBERT A. YOUNG

Robert A. Young
Chairman of the Board of Directors



Accepted:    /s/ BRUCE M. McWILLIAMS            Date:     April 27, 1999
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